Exhibit 21

Subsidiaries of Registrant (all 100% owed except where indicated)
Name of Subsidiary	Jurisdiction of Incorporation
A-Mark Precious Metals, Inc (80% owned)	New York
Collateral Finance Corporation, Inc.	Delaware
A-Mark Trading A.G.	Austria
Bowers and Merena Auction, LLC	Delaware
Spectrum Numismatics International, Inc.	California
Teletrade, Inc.	Delaware
Stack's-Bower Numismatic, LLC (51% owned)	Delaware
H.R. Harmer Global Philatelic Network, GmbH	Germany
Spectrum Wine Auctions, LLC	California
Corinphila Auktionen AG	Switzerlands
Corinphila Veilingen BV	The Netherlands
Heinrich Kohler Auktionshaus GmbH & Co. KG	Germany
Heinrich Kohler Briefmarkenhandel, GmbH & Co. KG	Germany
John bull Stamp Auctions, Ltd.	Hong Kong

Subsidiaries of Registrant (all 100% owed except where indicated)
Name of Subsidiary                         Jurisdiction of Incorporation
A-Mark Precious Metals, Inc.                    New York
(80% owned)

Collateral Finance Corporation, Inc.                Delaware

A-Mark Trading A.G.                        Austria

Bowers and Merena Auctions LLC                Delaware

Spectrum Numismatics International, Inc.            California

Teletrade, Inc.                            Delaware

Stack's-Bowers Numismatics, LLC                Delaware
(51% owned)

H.R. Harmer Global Philatelic
Network GmbH                            Germany

Spectrum Wine Auctions, LLC                    California

Corinphila Auktionen AG                    Switzerland

Corinphila Veilingen BV                    The Netherlands

Heinrich Kohler AuktionshausGmbH & Co. KG            Germany

Heinrich Kohler Briefmarkenhandel, GmbH & Co. KG        Germany

John Bull Stamp Auctions, Ltd.                    Hong Kong